Exhibit 99.1
Matrixx Initiatives, Inc. Reports 84% Increase in Second Quarter Sales
Year-To-Date Revenue Increased 30% to $21 Million and Net Income Up
July 26, 2005– PHOENIX — Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better,” today announced financial results for the second quarter and six-month period ended June 30, 2005. For the second quarter, revenue increased 84% to approximately $6.3 million compared to approximately $3.4 million in the second quarter of 2004. The Company reported a net loss for the second quarter of approximately $(505,000), or $(0.05) per share, compared to a net loss of approximately $(989,000), or $(0.10) per share, in the second quarter of 2004. The improvement in earnings for the second quarter was primarily due to higher sales within all Zicam® product groups (cold, allergy/sinus, and cough) as well as recognizing a pretax reimbursement of $600,000 that is expected from our principal insurance carrier for legal expenses incurred by the Company in defending product liability lawsuits. The insurance reimbursement (approximately $360,000 after tax) is for a portion of legal expense incurred in the first two quarters of 2005; no legal reimbursement was recognized in the second quarter of 2004.
For the first half of 2005, revenues increased to approximately $21.2 million, or 30% above the $16.3 million in net sales for the first half of 2004. Year-to-date net income improved to approximately $391,000, or $0.04 per share, versus a net loss of approximately $(393,000), or $(0.04) per share, for the first half of 2004. Net income and earnings per share for the first six months of 2005 reflect actual and expected reimbursement of $1.4 million (approximately $840,000 net of tax) for a portion of legal expense incurred in defense of product liability lawsuits in 2004 and the first and second quarters of this year.
Carl J. Johnson, President and Chief Executive Officer of Matrixx Initiatives, said, “We continue to be excited about the growth of the Zicam brand. Sales of products in distribution for more than one year accounted for 58% of our year-to-date sales growth, with the new Zicam Cough Mist™ products accounting for 42% of the growth and 10% of total sales. Retail sales of Zicam products continue to gain market share and our growth outpaces the cough and cold category as a whole. For the 12 weeks ended June 12, 2005, retail sales (three-outlet syndicated scanner data; not including our customer Wal-Mart) of Zicam products increased approximately 62% while the total cough/cold category increased only 13% compared to the same period last year.”
Mr. Johnson continued, “We remain focused on growing the existing business and introducing new products. The growth we have achieved represents success in providing consumers products that employ novel, unique, and proprietary delivery systems. We look forward to initial shipments of our new Zicam products, Zicam Cold and Flu Relief as well as Zicam Cough Mist Max, in the third quarter, along with the launch of our new brand, Nasal Comfort™, designed to help maintain the critical functions of the nasal cavity and its role in the respiratory process. Retail acceptance of our new products has been very encouraging, with all of our top ten retailers planning to add new products. As the next cold and flu season approaches, we are focusing on developing new marketing programs to increase awareness and trial use of our products. We continue to expect that we will achieve our previously released guidance for 2005 of a 25-35% growth in revenue and a 10-20% increase in net income compared to 2004.”
William Hemelt, Executive Vice President and Chief Financial Officer, stated, “Net sales were favorably impacted by the Company’s sales growth among all product groups. For the first six months of 2005, sales of cold products increased 21% and sales of allergy/sinus products increased 12% compared to the first six months of 2004. Sales of our cough products, which were not in distribution during the first half of 2004, accounted for approximately 10% of our net sales for the first six months of 2005. We achieved higher gross margins of 73% during the second quarter of 2005, up from 68% in the second quarter of 2004; year-to-date gross margins for 2005 have risen to 72%, versus 68% for the first six months of 2004. The Company’s sales and earnings are seasonal in nature with the second quarter accounting for less than 10% of annual sales. Our cash position decreased to approximately $13.4 million due to the operating loss experienced during the second quarter.”
Mr. Hemelt continued, “Operating expenses continue to be negatively impacted by legal expense. Net legal expense was approximately $819,000 ($1.4 million in legal expense reduced by $600,000 for expected reimbursement of legal expenditures from the Company’s principal insurance carrier) in the second quarter of 2005, compared to approximately $1.1 million in the second quarter of 2004. For the first six months of 2005, net legal expense was $2.1 million ($3.5 million in legal expense reduced by $1.4 million for expected and actual reimbursement of legal expenditures) compared to approximately $1.5 million in the first half of 2004. We expect to recognize additional reimbursements from our insurance carriers for a portion of the legal expense incurred in subsequent periods.”
Second Quarter and Year-to-Date 2005 Consolidated Financial Results

	2005	2004	2005	2004
($000s)	2nd Qtr	2nd Qtr	YTD	YTD
Net Sales	$6,255	$3,392	$21,236	$16,324
Cost of Sales	1,685	1,072	5,922	5,171

Gross Profit	4,570	2,320	15,314	11,153
Operating Expenses	4,530	3,472	13,353	10,888
Research and Development	965	521	1,465	992

Income (Loss) from Operations	(925)	(1,673)	496	(727)
Total Other Income (expense)	125	28	186	74

Net Income (Loss) Before Tax	(800)	(1,644)	682	(653)
Income Tax Expense	(295)	(655)	291	(260)

Net Income (Loss)	$(505)	$(989)	$391	$(393)

Net Income (Loss) per Diluted Share	$(0.05)	$(0.10)	$0.04	$(0.04)
Average Shares Outstanding (mil)	9.5	9.5	9.7	9.5

Selected Balance Sheet Information

($000s)	June 30, 2005	Dec. 31, 2004	June 30, 2004
Cash and Marketable Securities	$13,431	$12,694	$4,502
Accounts Receivable — Trade	$4,127	$12,386	$1,841
Inventory	$7,337	$7,241	$7,710
Restricted Cash	$5,000	$5,000	$5,014
Total Assets	$53,951	$60,134	$44,994
Current Liabilities	$8,137	$15,091	$6,361
Working Capital	$23,800	$23,205	$12,483
Total Debt	$0	$0	$0
Shareholders’ Equity	$44,897	$44,126	$38,633
There will be a teleconference Wednesday, July 27, 2005 at 11:00 a.m. EDT to discuss second quarter financial results and answer questions. To access the teleconference, please call (877) 356-5706 (domestic) or (706) 643-0580 (international). To listen to the teleconference via the Internet, log onto http://www.matrixxinc.com and click on the second quarter 2005 teleconference icon. A replay of the teleconference will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 5708408 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com , for 30 days.
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® products in the cough and cold category; and plans to launch a new brand, Nasal Comfort for nasal health in 2005. The Company’s flagship product Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts®; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Nasal Moisturizer, as well as six Zicam Cough Mist™ products. For more information regarding Matrixx products, go to www.zicam.com . To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, Manager of Investor Relations, 602-385-8881, bbarba@matrixxinc.com or Max Ramras at The RCG Group, max@thercggroup.com, 480-675-0400. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our expectation regarding reimbursement for legal expense from our insurance carriers; (ii) our expectation of using new advertising to attract new users to Zicam; (iii) our expectations regarding the introduction of new products and a new brand, Nasal Comfort, in the third quarter of 2005; (iv) our belief in achieving revenue and income guidance for 2005; and (v) our expectation of increased sales in the third and fourth quarters. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the next cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face increased competition or negative publicity, the potential impact of current and future product liability litigation, regulatory issues, or public relations challenges, the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; and the possibility that expenses, including legal expenses, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2005, under the heading “Risk Factors”, filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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